EXHIBIT 5

                           FORM OF OPINION OF COUNSEL

                                February 11, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: Amtech Systems, Inc.
         1998 Stock Option Plan

Ladies and Gentlemen:

     We have acted as counsel to Amtech Systems, Inc., an Arizona corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the registration of 250,000 shares of its Common Stock, $.01 par value (the "Shares"), issuable pursuant to the Company's 1998 Stock Option Plan (the "Plan").

     In that connection, we have examined minutes of a meeting of the Company's Board of Directors held on March 15, 2001, at which the Shares were authorized for issuance under the Plan. We have further examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation and the Bylaws of the Company, including all amendments thereto. For purposes of our opinion, we have assumed the availability of a sufficient number of authorized and unissued shares at the time of such issuance.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/ SQUIRE, SANDERS & DEMPSEY L.L.P.